UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                              THE UNION CORPORATION
                                (NAME OF ISSUER)

                     COMMON STOCK, $0.50 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    906072103
                                 (CUSIP NUMBER)

DAVID E. KING                                      WITH COPY TO:
MCCOWN DE LEEUW & CO.                              FRANK L. SCHIFF, ESQ.
101 EAST 52ND STREET                               WHITE & CASE
NEW YORK, NY 10022                                 1155 AVENUE OF THE AMERICAS
212-270-6266                                       NEW YORK, NY 10036
                                                   212-819-8200

                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)



                                FEBRUARY 10, 1998
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).
                                ________________

Check the following box if a fee is being paid with this statement ( ).






                               Page 1 of 9 Pages

                                  SCHEDULE 13D

----------------------                                     -------------------
 CUSIP NO. 906072103                                        PAGE 2 OF 9 PAGES
----------------------                                     -------------------

------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MCCOWN DE LEEUW & CO. III, L.P.
------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (A) ( )
                                                               (B) (X)
------------------------------------------------------------------------------
 3        SEC USE ONLY

------------------------------------------------------------------------------
 4        SOURCE OF FUNDS

          SC, BK
------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ( )
          PURSUANT TO ITEMS 2(D) OR 2(E)
------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
------------------------------------------------------------------------------
NUMBER OF SHARES                        7          SOLE VOTING POWER
BENEFICIALLY OWNED BY                              0*
EACH REPORTING PERSON
WITH
                                     -----------------------------------------
                                        8          SHARED VOTING POWER
                                                   0
                                     -----------------------------------------
                                        9          SOLE DISPOSITIVE POWER
                                                   0*
                                     -----------------------------------------
                                        10         SHARED DISPOSITIVE POWER
                                                   0
------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,920,668*
------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              ( )
------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          APPROXIMATELY 83.05% OF THE SHARES ISSUED AND OUTSTANDING AS
          OF FEBRUARY 11, 1998
------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
------------------------------------------------------------------------------

* SEE ITEMS 5(A) AND 5(B) OF BOTH THIS AMENDMENT NO. 1 AND THE ORIGINAL SCHEDULE 13D FILED ON FEBRUARY 4, 1998.

                                  SCHEDULE 13D

----------------------                                     -------------------
 CUSIP NO. 906072103                                        PAGE 3 OF 9 PAGES
----------------------                                     -------------------

------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MCCOWN DE LEEUW & CO. III (EUROPE), L.P.
------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (A) ( )
                                                               (B) (X)
------------------------------------------------------------------------------
 3        SEC USE ONLY

------------------------------------------------------------------------------
 4        SOURCE OF FUNDS

          SC, BK
------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ( )
          PURSUANT TO ITEMS 2(D) OR 2(E)
------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          BERMUDA
------------------------------------------------------------------------------
NUMBER OF SHARES                        7          SOLE VOTING POWER
BENEFICIALLY OWNED BY                              0*
EACH REPORTING PERSON
WITH
                                     -----------------------------------------
                                        8          SHARED VOTING POWER
                                                   0
                                     -----------------------------------------
                                        9          SOLE DISPOSITIVE POWER
                                                   0*
                                     -----------------------------------------
                                        10         SHARED DISPOSITIVE POWER
                                                   0
------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,920,688*
------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                             ( )
------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          APPROXIMATELY 83.05% OF THE SHARES ISSUED AND OUTSTANDING
          AS OF FEBRUARY  11, 1998
------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
------------------------------------------------------------------------------

* SEE ITEMS 5(A) AND 5(B) OF BOTH THIS AMENDMENT NO. 1 AND THE ORIGINAL SCHEDULE 13D FILED ON FEBRUARY 4, 1998.

                                  SCHEDULE 13D

----------------------                                     -------------------
 CUSIP NO. 906072103                                        PAGE 4 OF 9 PAGES
----------------------                                     -------------------

------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MCCOWN DE LEEUW & CO. III (ASIA), L.P.
------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) ( )
                                                                 (B) (X)
------------------------------------------------------------------------------
 3        SEC USE ONLY

------------------------------------------------------------------------------
 4        SOURCE OF FUNDS

          SC, BK
------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ( )
          PURSUANT TO ITEMS 2(D) OR 2(E)
------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          BERMUDA
------------------------------------------------------------------------------
NUMBER OF SHARES                        7          SOLE VOTING POWER
BENEFICIALLY OWNED BY                              0*
EACH REPORTING PERSON
WITH
                                     -----------------------------------------
                                        8          SHARED VOTING POWER
                                                   0
                                     -----------------------------------------
                                        9          SOLE DISPOSITIVE POWER
                                                   0*
                                     -----------------------------------------
                                        10         SHARED DISPOSITIVE POWER
                                                   0
------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,920,668*
------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                             ( )
------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          APPROXIMATELY 83.05% OF THE SHARES ISSUED AND OUTSTANDING
          AS OF FEBRUARY  11, 1998
------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
------------------------------------------------------------------------------

* SEE ITEMS 5(A) AND 5(B) OF BOTH THIS AMENDMENT NO. 1 AND THE ORIGINAL SCHEDULE 13D FILED ON FEBRUARY 4, 1998.

                                  SCHEDULE 13D

----------------------                                     -------------------
 CUSIP NO. 906072103                                        PAGE 5 OF 9 PAGES
----------------------                                     -------------------

------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GAMMA FUND LLC
------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A) ( )
                                                                (B) (X)
------------------------------------------------------------------------------
 3        SEC USE ONLY

------------------------------------------------------------------------------
 4        SOURCE OF FUNDS

          SC, BK
------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ( )
          PURSUANT TO ITEMS 2(D) OR 2(E)
------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
------------------------------------------------------------------------------
NUMBER OF SHARES                        7          SOLE VOTING POWER
BENEFICIALLY OWNED BY                              0*
EACH REPORTING PERSON
WITH
                                     -----------------------------------------
                                        8          SHARED VOTING POWER
                                                   0
                                     -----------------------------------------
                                        9          SOLE DISPOSITIVE POWER
                                                   0*
                                     -----------------------------------------
                                        10         SHARED DISPOSITIVE POWER
                                                   0
------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,920,668*
------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                             ( )
------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          APPROXIMATELY 83.05% OF THE SHARES ISSUED AND OUTSTANDING
          AS OF FEBRUARY  11, 1998
------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO**
------------------------------------------------------------------------------

* SEE ITEMS 5(A) AND 5(B) OF BOTH THIS AMENDMENT NO. 1 AND THE ORIGINAL SCHEDULE 13D FILED ON FEBRUARY 4, 1998.
** GAMMA FUND LLC IS A CALIFORNIA LIMITED LIABILITY COMPANY.

                                  SCHEDULE 13D

----------------------                                     -------------------
 CUSIP NO. 906072103                                        PAGE 6 OF 9 PAGES
----------------------                                     -------------------

------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MDC MANAGEMENT COMPANY III, L.P.
------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) ( )
                                                                 (B) (X)
------------------------------------------------------------------------------
 3        SEC USE ONLY

------------------------------------------------------------------------------
 4        SOURCE OF FUNDS

          SC, BK
------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ( )
          PURSUANT TO ITEMS 2(D) OR 2(E)
------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
------------------------------------------------------------------------------
NUMBER OF SHARES                        7          SOLE VOTING POWER
BENEFICIALLY OWNED BY                              0*
EACH REPORTING PERSON
WITH
                                     -----------------------------------------
                                        8          SHARED VOTING POWER
                                                   0
                                     -----------------------------------------
                                        9          SOLE DISPOSITIVE POWER
                                                   0*
                                     -----------------------------------------
                                        10         SHARED DISPOSITIVE POWER
                                                   0
------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,920,668*
------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              ( )
------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          APPROXIMATELY 83.05% OF THE SHARES ISSUED AND OUTSTANDING
          AS OF FEBRUARY  11, 1998
------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
------------------------------------------------------------------------------

* SEE ITEMS 5(A) AND 5(B) OF BOTH THIS AMENDMENT NO. 1 AND THE ORIGINAL SCHEDULE 13D FILED ON FEBRUARY 4, 1998.

                                  SCHEDULE 13D

----------------------                                     -------------------
 CUSIP NO. 906072103                                        PAGE 7 OF 9 PAGES
----------------------                                     -------------------

------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MDC MANAGEMENT COMPANY IIIA, L.P.
------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (A) ( )
                                                                (B) (X)
------------------------------------------------------------------------------
 3        SEC USE ONLY

------------------------------------------------------------------------------
 4        SOURCE OF FUNDS

          SC, BK
------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    ( )
          PURSUANT TO ITEMS 2(D) OR 2(E)
------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          BERMUDA
------------------------------------------------------------------------------
NUMBER OF SHARES                        7          SOLE VOTING POWER
BENEFICIALLY OWNED BY                              0*
EACH REPORTING PERSON
WITH
                                     -----------------------------------------
                                        8          SHARED VOTING POWER
                                                   0
                                     -----------------------------------------
                                        9          SOLE DISPOSITIVE POWER
                                                   0*
                                     -----------------------------------------
                                        10         SHARED DISPOSITIVE POWER
                                                   0
------------------------------------------------------------------------------
 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,920,668*
------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                             ( )
------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          APPROXIMATELY 83.05% OF THE SHARES ISSUED AND OUTSTANDING
          AS OF FEBRUARY  11, 1998
------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
------------------------------------------------------------------------------

* SEE ITEMS 5(A) AND 5(B) OF BOTH THIS AMENDMENT NO. 1 AND THE ORIGINAL SCHEDULE 13D FILED ON FEBRUARY 4, 1998.

                                                           -------------------
                                                            PAGE 8 OF 9 PAGES
                                                           -------------------



          This  Amendment  No. 1  ("Amendment  No.  1")  amends a  statement  on
Schedule 13D filed on February 4, 1998 (the  "Schedule  13D")  jointly filed by:
(i) McCown De Leeuw & Co. III, L.P., a California limited partnership; (ii) McCown De Leeuw & Co. III (Europe), L.P., a Bermuda limited partnership; (iii) McCown De Leeuw & Co. III (Asia), L.P., a Bermuda limited partnership; (iv) Gamma Fund LLC, a California limited liability company; (v) MDC Management Company III, L.P., a California limited partnership and (vi) MDC Management Company IIIA, L.P., a Bermuda limited partnership, relating to the common stock, par value $0.50 per share (the "Common Stock"), of The Union Corporation ("Union"), a Delaware corporation.



ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

          Item 5 of the Schedule 13D is hereby amended by adding the following text to the end of such item:

          (a) A total of 4,920,668 shares of Common Stock, or 83.05% of the issued and outstanding Common Stock (approximately 83.01% on a fully diluted basis), is owned by Sherman Acquisition Corporation ("Sherman") as of February 11, 1998. This amount includes 4,614, 568 shares acquired by Sherman in connection with its December 24, 1997 offer to purchase (the "Offer") any and all shares of Common Stock. This amount also includes 306,100 shares of Common Stock purchased by Sherman in an open market transaction on February 10, 1998.

          (c) Sherman acquired an additional 306,100 shares of Common Stock at $31.50 per share on February 10, 1998 from Dimensional Fund Advisors Inc. in an open market transaction.

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1998

                                    McCOWN DE LEEUW & CO. III, L.P.

                                    By: MDC Management Company III,
                                        L.P., its general partner


                                        By: /s/ David E. King
                                            -----------------------
                                            Name:  David E. King
                                            Title: General Partner


                                    McCOWN DE LEEUW & CO. III (Europe), L.P.

                                    By: MDC Management Company IIIA,
                                        L.P., its general partner


                                        By: /s/ David E. King
                                            -----------------------
                                            Name:  David E. King
                                            Title: General Partner


                                    McCOWN DE LEEUW & CO. III (Asia), L.P.

                                    By: MDC Management Company IIIA,
                                        L.P., its general partner


                                        By: /s/ David E. King
                                            -----------------------
                                            Name:  David E. King
                                            Title: General Partner


                                    GAMMA FUND LLC


                                    By: /s/ David E. King
                                        -----------------------
                                        Name:  David E. King
                                        Title: Member


                                    MDC MANAGEMENT COMPANY III, L.P.


                                    By: /s/ David E. King
                                        -----------------------
                                        Name:  David E. King
                                        Title: General Partner


                                    MDC MANAGEMENT COMPANY IIIA, L.P.


                                    By: /s/ David E. King
                                        -----------------------
                                        Name:  David E. King
                                        Title: General Partner